Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated June 12, 2007 accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Navarre Corporation on Form 10-K for the year ended March 31, 2007 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Minneapolis, Minnesota
November 8, 2007